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                                                                      Exhibit 99


                                                                             CTG
                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
                                                                          PAGE 1


                                       CTG

                                  JULY 20, 2004
                                 10:00 A.M. CDT




Moderator             Ladies and gentlemen, thank you for standing by. Welcome
                      to the CTG Second Quarter Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session; instructions will be given at that time. As a reminder, this conference is being recorded.

                      I would now like to turn the conference over to our host, James Boldt, Chairman and CEO. Please go ahead.

J. Boldt Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our Second Quarter 2004 Earnings Conference Call. Joining me is our CFO, Greg Dearlove.

                      As to the format of the call this morning, Greg is going
                      to begin with the review of our financial results. After his review, I'll talk about the trends
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                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
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                      we saw on the second quarter, as well as what we
                      anticipate for the third quarter of 2004. Then we'll open the call for questions.

                      Greg, if you'd start us off, please.

G. Dearlove           Thank you, Jim, and good morning.

                      Before we begin, I want to mention that statements made in the course of this conference call that state the Company's or management's intentions, hopes, beliefs, expectations, and predictions in the future are forward-looking statements. It's important to note that the Company's actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our press releases and from time-to-time, in the Company's SEC filings.

                      For the second quarter of 2004, CTG's revenues from continuing operations were $59 million. Net income from continuing operations was $700,000. Net income per diluted share was $0.04. Our second quarter revenues from continuing operations were below our expectations.
                      However, our net income from continuing operations and diluted earnings
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                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
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                      per share were at the midpoint of our guidance.

                      The direct profit percentage was 26.8% in the second quarter, down about seven-tenths of a percentage point from the second quarter of last year, and our operating profits declined from 2.9% last year to 1.4% in the second quarter this year. Excluding the impact of our accounting change in 2002, this is the 12th consecutive quarter that the Company has reported profitability from continuing operations.

                      SG&A decreased by over $297,000 in the second quarter versus the same quarter last year, and approximated 25.5% of revenues versus 24.6% in last year's second quarter. Because of the impact of positive operating profitability in Europe, along with recently enacted tax law changes in Europe, we have adjusted our expected effective tax rate for the year to approximately 25 percentage points. Revenues from IBM were $13 million in the second quarter of 2004, as compared to $13.5 million in the second quarter of 2003. Quarterly revenues from our European operations were $10.3 million in 2004, as compared to $10 million in last year's second quarter.

                      On the balance sheet, our day sales outstanding and receivables decreased
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                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
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                      to 68 days from 71 days in the first quarter of 2004, but
                      we're two days higher than the second quarter of 2003. Total debt for the Company was $6.6 million at quarter-end, down from $9 million as of the end of the first quarter of 2004, and $7.6 million at the end of the second quarter of 2003.

                      Our cash flows reflect an increase on operating cash flows from the quarter during the quarter of approximately $1.4 million. We made $478,000 in capital acquisitions and recorded depreciation expense of $678,000. Also, total employment in the second quarter was at 2,500, which approximately 85% are billable employees.

                      Jim, that concludes my summary of the Company's financial results for the second quarter of 2004.

J. Boldt Thanks, Greg. Obviously, we're disappointed with our revenues in the second quarter of the year. The largest signal or reason for the decline in sales in the second quarter versus the first quarter of 2004 was the two fewer billing days that we had during the second quarter when compared to the first quarter of the year. At the end of the first quarter, we forecast that new sales would more than offset the laws of the two billing days in the second quarter. Most of the shortfall in the quarter versus our original
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                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
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                      forecast came in the healthcare and strategic staffing
                      businesses. While our healthcare group did start the implementation of two new engagements as expected, those projects ramped up much later in the quarter than we had forecast, causing a good portion of the shortfall.

                      While demand and strategic staffing area increased during the quarter, and I'll talk a little bit more about that in a minute, we experienced an isolated incident of a customer insisting on a reduction in our billing rates. As you know, particularly in the staffing portion of the business, if we incur billing rate adjustment, we're forced to make a comparable adjustment to wages. While in the past few years, this has not impacted our turnover, given the opportunities for technical staff are increasing, we experienced a higher than normal turnover in technical staff in the second quarter due to wage reductions. We believe that the increased turnover is subsiding and expect that it will go back to a more normal turnover rate in the third quarter of the year.

                      Our staffing demand increased significantly during the quarter, given that hiring in aggregate increased in the U.S. in the second quarter of the year. This shouldn't come as a surprise. Based upon current demand, we need to add about one-third more to our recruiters in our strategic staffing
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                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
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                      group, and expect to do so by the end of the third quarter of 2004. When this is accomplished, we will double the number of recruiters in that group, since we began to see an increase in staffing demand in the third quarter of 2002.

                      Our healthcare group had another good quarter, and now having secured these two large development and integration projects, we're convinced that we'll have a double-digit increase in our healthcare business in 2004. Our Life Sciences vertical continues to perform extremely well. Revenues from our Financial Services vertical declined in the quarter, due to the multi-year projects that ended earlier this year. We are introducing new offerings in our financial services vertical, which should benefit the group as the year progresses.

                      As you know, we sold our Netherlands operating company earlier this year. Now that the Dutch operations have been eliminated, our European region is growing and profitable again. We see a lot of opportunity in the European market in the next 12 months.

                      As we mentioned on the last call, we did invest in several areas in the second quarter of the year. We ran classes in certain healthcare software
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                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
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                      packages in the second quarter. That investment has paid
                      off for us, as we placed all of those billable staff on assignments at the beginning of the third quarter. We also invested in our information security practice in the second quarter. That investment also is paying off for us in the third quarter, as we're seeing strong demand, particularly from our Sarbanes-Oxley offering.

                      As to the third quarter of 2004, we're forecasting revenues in the range of $56 million to $58 million. As you know, we had 64 billing days in the second quarter of the year, and we'll have 63 billing days in the third quarter of the year. In addition, the billable staff takes off more vacation in the third quarter than in the second. We generally lose about 3% of revenue, quarter-to-quarter, given the additional vacation.

                      This year, we also had the impact of the termination of a multi-year AMO by a customer who is in liquidation, and is bringing the work back in-house, as they shut down their operations. We anticipate that the new healthcare and staffing business will offset the loss of AMO. Given the revenue forecast, we believe earnings will be in the $0.01 to $0.03 per share range in the third quarter of the year.
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                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
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                      In general, as we said in the news release, we continue to be optimistic about the market conditions in our business. Staffing demand increased by more than a third in the second quarter when compared to the first quarter of the year. We believe that staffing is returning to a more normal level. We're adding recruiters and it may take a month or two to get them acclimated to our company and the new clients. We expect to see very favorable results in our staffing business as the year progresses.

                      Over the last three years, we've repositioned the company in the faster growing verticals such healthcare and offerings with higher demand such as information security. We're seeing the benefit from that repositioning in the new healthcare projects that are starting. With our particularly well-received Sarbanes-Oxley offering, we remain comfortable that our business has turned the corner and will continue on the road to recovery.

                      With that, I'd like to open the call for questions, if there are any. Linda, would you please manage our question and answer period?

Moderator             Our first question comes from the line of Bill Sutherland
                      with Boenning & Scattergood.
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                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
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B. Sutherland         Did you guys give IBM?

J. Boldt              Yes. I think Greg gave it out, but he can repeat it again.
                      In the quarter, IBM was just under $13 million, which is about 22% of our total revenues.

B. Sutherland The strategic staffing piece of business, I'm going to assume that's probably not your largest client, but can you just go through the math a little bit with me, like the dimension of the bill rate decrease and what you passed through, and what kind of turnover that triggered?

J. Boldt Yes. Actually, I can't obviously talk about who the customer was, but the bill rate to the client was 5%, which, we believe and told the customer, that in this current market is totally unwarranted. We reduced the technical staff's wages by 5% if their bill rate decreased by 5%, which is pretty typical these days.

B. Sutherland Then because of the turnover, you're talking about more than just the cost of friction. You mean, the inability to staff as many slots as many days actually impacted revenue as well?

J. Boldt              Yes. We literally had people quit. I mean, they just
                      walked out rather than
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                                                               HOST: JAMES BOLDT
                                                    JULY 20, 2004/10:00 A.M. CDT
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                      take the bill rate reduction. Particularly starting in
                      May, the demand for staffing has just increased dramatically. I mean it was so high an increase that, at first, we thought it was just an admiration. The billable staff now have other alternatives, so rather than take a rate reduction and look for another job, they just said, "No, thanks."

B. Sutherland         This is so cock-eyed, I'm having trouble processing it. I
                      don't see the strength in strategic staffing in your numbers, of course.

J. Boldt Yes. Our strategic staffing business has gone up for the last four quarters in a row through the first quarter of this year in terms of the number of billable staff, etc. And in the second quarter, that didn't go up. I think the billable staff actually declined because the turnover went up so dramatically.

B. Sutherland         This was a pretty big client?

J. Boldt              Yes, it was.

B. Sutherland         The healthcare business, the two big deals you've gotten,
                      Jim, are to do what kind of work?
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                                                    JULY 20, 2004/10:00 A.M. CDT
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J. Boldt              It's a package implementation.

B. Sutherland         Is that typical of what you're getting or is it all over
                      the place?

J. Boldt              We do a lot of package implementation and integration.
                      These are two huge projects: one is here in the United States, and one is in England.

B. Sutherland         Those will probably run most of the year?

J. Boldt Yes. Actually, the one in England, I think the entire project runs five years or so.

B. Sutherland         How about what's new with AMO?

J. Boldt Well, we're certainly seeing a lot of interest in AMO. I think every CEO in the country has picked up the Wall Street Journal and read something about outsourcing a portion of the business. We did sign one new AMO up in the second quarter of the year. Probably in almost every one of the AMO that were pursuing, currently, a portion of at least goes offshore, but most of the work is still done here in the United States.
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                                                    JULY 20, 2004/10:00 A.M. CDT
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B.                    Sutherland I guess to really kind of see year-over-year,
                      aside from seasonalities, when you fully embed this strategic staffing setback, you'll start to see sequential growth as soon as Q4, in your mind, or too early to tell?
                      I mean, it seems like with all the strategic staffing momentum, you should.

J. Boldt I'm not sure about versus the previous year's quarter, but, certainly, we would expect that revenues would go up in the fourth quarter versus the third quarter of the year.

B. Sutherland         On a same day basis.

J. Boldt              Same day basis, yes.

B. Sutherland         Thanks, Jim.

Moderator             Our next question comes from the line Dan Boyer with
                      Boenning & Scattergood.

D. Boyer A question pertaining to that contract where you asked for the give back. I'm relatively unfamiliar with this industry. I work with Bill, and I think
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                                                    JULY 20, 2004/10:00 A.M. CDT
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                      his research is excellent. But do you see this as a
                      beginning of a trend in the industry where someone can use their weight to reconfigure a contract, or would you characterize this is an isolated incident?

J. Boldt I absolutely believe it's an isolated incident, but it's actually the reverse of a trend that had been occurring. After 2000, as there were more technical workers unemployed, wages came down, and bill rates tended to come down. Pretty much about a year ago, we thought that we'd absolutely seen the end of that. There were some customers who asked for lower bill rates because wages, in total, had dropped. In the last year, we really haven't seen much of that other than this one isolated incident.

D. Boyer              Thank you.

Moderator             There are no further questions at this time, sir. Please
                      continue.

J. Boldt I'd like to thank you for your continued support, and for joining us today. Have a great day.